Zumiez Inc. Reports June 2010 Sales Results

Net Sales Increased 16.4% to $37.2 Million; June 2010 Comparable Store Sales Increased 10.9%

EVERETT, WA -- (Marketwire - July 07, 2010) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 3, 2010 increased 16.4% to $37.2 million, compared to $32.0 million for the five-week period ended July 4, 2009. The company's comparable store sales increased 10.9% for the five-week period, versus a comparable store sales decrease of 19.3% in the year ago period.

To hear the Zumiez prerecorded June sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of July 3, 2010 we operate 389 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contacts:
Trevor Lang
Chief Financial Officer &
Chief Administrative Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200